Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-4 of our report dated February 26, 2010, relating to the consolidated financial statements, the related consolidated financial statement schedules, and the effectiveness of internal control over financial reporting of Northeast Utilities and subsidiaries appearing in the Combined Annual Report on Form 10-K of Northeast Utilities for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Deloitte & Touche LLP

Hartford, Connecticut

December 16, 2010